SQUIRE, SANDERS & DEMPSEY L.L.P.

                                       200 South Biscayne Boulevard Suite 4000
                  | LEGAL              Miami, FL  33131-2398
[LOGO      SQUIRE | COUNSEL
OMITTED]  SANDERS | WORLDWIDE          Office:   +1.305.577.7000
                                       Fax:      +1.305.577.7001


                                                                  Exhibit 99.7


               [FORM OF SQUIRE, SANDERS & DEMPSEY L.L.P. OPINION]


_______________________, 2007


To Each of the Persons Listed on
Schedule A Attached Hereto


Re:      FPL Recovery Funding LLC
         Senior Secured Bonds, Series A
         Special Florida Counsel - Florida Constitutional Issues
         -------------------------------------------------------


Ladies and Gentlemen:

      We have acted as special Florida counsel to Florida Power & Light Company, a Florida corporation ("FPL"), and FPL Recovery Funding LLC, a Delaware limited liability company (the "Issuer"), in connection with the issuance and sale on the date hereof by the Issuer of $652,000,000 aggregate principal amount of the Issuer's Senior Secured Bonds, Series A (the "Bonds"). The Bonds are being issued pursuant to the provisions of the Indenture, dated as of ______________, 2007 (the "Indenture"), between the Issuer and [_______________], as Trustee (the "Trustee"). Under the Indenture, the Trustee holds, among other things, certain rights as described below (the "Rights") as collateral security for the payment of the Bonds.

      As described in the Indenture, the Rights consist of "storm-recovery property" as defined in the Storm-Recovery Act, Section 366.8260, Florida Statutes (the "Storm-Recovery Act"), which were created in favor of FPL pursuant to Order No. PSC-06-0464-FOF-EI in Docket No. 060038-EI issued by the Florida Public Service Commission (the "Commission") on May 30, 2006, as supplemented by Order No. PSC-06-0626-FOF-EI in Docket No. 060038-EI issued by the Commission on July 21, 2006 (collectively, the "Financing Order"); and a portion of such storm-recovery property was assigned to the Issuer pursuant to the provisions of the Storm-Recovery Property Sale Agreement, dated as of ______________, 2007 (the "Sale Agreement"), between FPL and the Issuer, in consideration for the payment by the Issuer to FPL of the proceeds of the sale of the Bonds, net of certain issuance costs. As described in the Financing Order, the Rights include the right to impose and receive certain "non-bypassable" charges (the "Charges") and are "storm-recovery charges" as defined in the Storm-Recovery Act. The Financing Order provides that the Charges may be periodically trued-up in order to ensure the expected recovery of amounts sufficient to (i) amortize the Bonds pursuant to the amortization schedule to be followed in accordance with the provisions of the Bonds and the Indenture, (ii) pay interest thereon and related fees and expenses, and (iii) fund and maintain the required reserves for the payment of the Bonds.

 CINCINNATI O CLEVELAND O COLUMBUS O HOUSTON O LOS ANGELES O MIAMI O NEW YORK O PALO ALTO O PHOENIX O SAN FRANCISCO O TALLAHASSEE O TAMPA O TYSONS CORNER
          WASHINGTON DC O WEST PALM BEACH | CARACAS O RIO DE JANEIRO O SANTO DOMINGO | BRATISLAVA O BRUSSELS O BUDAPEST O FRANKFURT O LONDON
          O MOSCOW PRAGUE O WARSAW | BEIJING O HONG KONG O SHANGHAI
            O TOKYO | ASSOCIATED OFFICES: BUCHAREST O BUENOS AIRES
                      O DUBLIN O KYIV O MILAN O SANTIAGO
                                 www.ssd.com

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 2

      The Financing Order was issued in response to an application for its issuance that was filed by FPL with the Commission pursuant to the provisions of the Storm-Recovery Act. FPL filed its Issuance Advice Letter with respect to the Bonds with the Commission on ____________, 2007, as required by the Financing Order and the Commission has not issued an order to stop the issuance of the Bonds.

      Section 366.8260(11) (the "State Pledge") of the Storm-Recovery Act, provides:

            (11)  State pledge.--

            (a) For purposes of this subsection, the term "bondholder" means a person who holds a storm-recovery bond.

            (b) The state pledges to and agrees with bondholders, the owners of the storm-recovery property, and other financing parties that the state will not:

                  1. Alter the provisions of this section which make the storm-recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

                  2. Take or permit any action that impairs or would impair the value of storm-recovery property; or

                  3. Except as allowed under this section, reduce, alter, or impair storm-recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related storm-recovery bonds have been paid and performed in full.

                  Nothing in this paragraph shall preclude limitation or alteration if full compensation is made by law for the full protection of the storm-recovery charges collected pursuant to a financing order and of the holders of storm-recovery bonds and any assignee or financing party entering into a contract with the electric utility.

            (c) Any person or entity that issues storm-recovery bonds may include the pledge specified in paragraph (b) in the bonds and related documentation.

      As authorized by the foregoing statutory provision and the Financing Order, the language of the State Pledge has been included in the Bonds and the Indenture.

      As used herein, "Transaction Documents" means, collectively, the documents described on Schedule B hereto, and "Transaction" means the transactions contemplated by the Transaction Documents and the Financing Order.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 3

      We have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, for the purpose of rendering this opinion and, except as otherwise stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents.

      Our clients have requested that we provide you with our reasoned opinion as to:

      1. whether the holders of the Bonds (the "Bondholders") could challenge successfully under the "contract clause" of the Florida Constitution (Article I, Section 10 (the "Florida Contract Clause")) the constitutionality of any legislation passed by the Florida Legislature (the "Legislature"), any constitutional amendment voted by the people of Florida or any action of the Commission exercising legislative powers ("Legislative Action") that limits, alters, impairs or reduces the value of the Rights or the Charges so as to cause a substantial impairment, of (x) the terms of the Indenture or the Bonds or (y) the rights and remedies of the Bondholders (or the Trustee acting on their behalf) prior to the time that the Bonds are fully paid and discharged ("Impairs" or an "Impairment");

      2. whether preliminary injunctive relief would be available under Florida law to delay implementation of an Impairment pending final adjudication of a claim challenging such implementation under the Florida Contract Clause and, assuming a favorable final adjudication of such claim, whether relief would be available to prevent permanently the implementation of the challenged Impairment; and

      3. whether a Legislative Action that repeals the State Pledge or substantially impairs or reduces the value of the Rights or Charges so as to cause a substantial impairment of (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Trustee acting on their behalf) prior to the time the Bonds are fully paid and discharged, would constitute a compensable taking under the "takings clause" of the Florida Constitution (Article X, Section 6(a) (the "Florida Takings Clause")).

      Our opinions assume that any Legislative Action that prevents payment of the Bonds or significantly affects the security for the Bonds is Legislative Action that "substantially limits, alters, impairs or reduces the value" of the Bonds. We do not offer any opinion as to how a court would determine whether any specific action would "impair the value of storm-recovery property" or "reduce, alter, or impair the storm-recovery charges," or what facts would be required to prevail on those claims.

      In rendering the opinions expressed herein, we have also relied, with your permission, upon the conclusions expressed in the opinion of Sidley Austin LLP addressed to you as of this date with respect to the "contracts clause" and "takings clause" of the Constitution of the United States.

CONTRACT CLAUSE

      An Impairment could be challenged as an impairment of the obligation of contract under the Florida Contract Clause. The analysis of whether a Legislative Action impermissibly impairs a contract involves three basic questions:

      (1) Does a contract exist?

      (2) Has there been a substantial impairment?

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 4

      (3) Is the impairment a reasonable (and necessary) means to an important public purpose?

      Whether a law establishes contractual obligations on a state or another governmental body is dependent on the intent of the legislative body, as evidenced by the language of the law and the circumstances surrounding its passage. Because the courts view the state as having reserved its authority to exercise the police power to safeguard public interests, the Florida Contract Clause is not absolute. A Legislative Action that does impair the obligation of contracts may nevertheless be constitutional if it is a reasonable and necessary means to achieve an important public purpose. Although Florida courts tend to exact a higher degree of scrutiny under the Florida Contract Clause than do federal courts under the U.S. Contract Clause (Section 10 of Article I, U.S. Constitution), see infra., both federal and state courts have applied a balancing test by which the degree of impairment of the contract is weighed against the public purpose to be achieved by the challenged Legislative Action, and in so doing the courts weigh the reasonableness and necessity of the Legislative Action in meeting that objective. Generally, the courts will apply closer and stricter scrutiny to Legislative Actions impairing contracts where the state or a governmental body is a party to the contract, such as in public debt obligations.

      The Storm-Recovery Act provides in the State Pledge that "the state pledges to and agrees with bondholders, the owners of the storm-recovery property, and other financing parties . . .", evidencing an intent by the state legislature to enter into a contractual relationship with bondholders, the owners of the storm-recovery property, and other financing parties. As is the case with legislation authorizing governmental bonds, the Storm-Recovery Act's provision for a revenue source is relied upon as a vital part of the contract with holders of storm-recovery bonds, and a court would likely find that such authority and ability to provide payment for storm-recovery bonds should be subjected to the strict scrutiny applied to obligations of governmental bodies.

      Nonetheless, the courts will still apply the balancing test and inquire whether a Legislative Action is a reasonable and necessary means towards an important public purpose. The result of this inquiry is dependent on the nature of the Legislative Action subsequently enacted and the circumstances surrounding its enactment, and therefore, cannot reasonably be predicted.

      Courts have considered the foreseeability of the state later adopting legislation that alters obligations of contract; the more regulated an area is, the more likely an impairing Legislative Action operating in that area can be foreseen and will be found reasonable. Because the utility industry is highly regulated, it is conceivable that a court may find a Legislative Action that suspends, or otherwise impairs to some degree, the obligations or authority of electric utilities, their assignees, bondholders, the owners of the storm-recovery property, and/or other financing parties under the Storm-Recovery Act and the Indenture as being a reasonable and necessary means to an important public purpose.

A. Interplay Between Parallel U.S. and Florida Constitutional Doctrine,

      The Florida Contract Clause is substantially identical to the Contract Clause of the U.S. Constitution. Not unexpectedly, the Florida courts have commonly cited and followed U.S. Supreme Court formulations of Contract Clause doctrine in cases challenging Legislative Actions under the Florida Constitution. Indeed, early Florida courts looking at the impairment of contract issue addressed only the federal constitutional provision or both the federal and state constitutional provisions simultaneously

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 5

without any distinction in analysis and with reference to U.S. Supreme Court cases.(1) Nevertheless, a slight distinction between federal and state contract clause analysis has evolved with the Florida courts giving a higher degree of scrutiny to Legislative Actions under the Florida Contract Clause than the federal courts do under the federal Contract Clause. The Florida Supreme Court has recognized this interplay as well as the apparent divergence between federal and Florida contract clause analysis:

                  We recognize that this Court, when construing a provision of the Florida Constitution, is not bound to accept as controlling the United States Supreme Court's interpretation of a parallel provision of the federal Constitution. Yet such rulings have long been considered helpful and persuasive, and are obviously entitled to great weight. With this in mind, we now choose to adopt an approach to contract clause analysis similar to that of the United States Supreme Court. That Court's decisions in this area of law convince us that such an approach is the one most likely to yield results consonant with the basic purpose of the constitutional prohibition.

                                      . . .

                  Our conclusion in Yamaha that "virtually" no impairment is tolerable necessarily implies that some impairment is tolerable, although perhaps not so much as would be acceptable under traditional federal contract clause analysis.

Pomponio v. Claridge of Pompano Condominium, Inc., 378 So. 2d 774, 779-80 (Fla.
1979) (emphasis supplied). In short, because the federal Contract Clause analysis permeates the state court cases, it is necessary to examine both U.S. Supreme Court cases addressing the U. S. Contract Clause as well as Florida cases to understand fully the current state of Contract Clause doctrine in Florida and its potential application to the Bonds.

B.    The Existence of Contractual Relationship

      An analysis of a claim under the Contract Clause has three basic components: (1) whether a contract existed between the parties, (2) whether the obligations under the contract were substantially impaired and (3) whether the impairment was reasonable and necessary to meet an important public purpose. See United States Trust Co. of New York v. New. Jersey, 431 U.S. 1 (1977); General Motors Corp. v. Romein, 503 U.S. 181 (1992).

      A contract may be created from a law authorizing a contract or the contract itself. Whether a statute constitutes a contractual arrangement between the state and the other parties that have entered into contracts pursuant to such a statute depends on whether the legislature intended to create enforceable contractual rights binding upon the state. In determining legislative intent, both the language of the statute and the circumstances of the enactment of law are relevant. National Railroad Passenger Corp. v. Atchison, Topeka and Santa Fe Railway Co., 470 U.S. 451 (1985); United States Trust Co., 431 at 18 and

----------
      (1) See e.g., State ex rel. Women's Benefit Association v. Port of Palm Beach District, 164 So. 851, 857 (Fla. 1985) and City of Fort Lauderdale v. State, 169 So. 584 (Fla. 1936).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 6

n. 14. In National Railroad, the Court found that neither the language nor the circumstances surrounding the enactment of the Congressional statute at issue evidenced an intent to have the United States itself enter a contractual relationship with the railroad companies claiming impairment, where the statute outlined the general terms on which Amtrak (expressly characterized in the statute as a non-governmental corporation) could enter into contracts with railroad companies, particularly since this was an area of pervasive prior regulation by Congress and where the statute itself expressly reserved the right to repeal or amend.(2)

      In contrast, the Court in United States Trust Co. found the state's intent to make a contract was clear from the statutory language, where the statute itself provided,

                  The 2 States covenant and agree with each other and the
            holders of any affected bonds, ... that so long as any of such bonds remain outstanding and unpaid and the holders thereof shall not have given their consent as provided in their contract with the port authority; ... neither the States nor the port authority nor any subsidiary corporation ... will apply any of the rentals, tolls, fares, fees, charges, revenues or reserves, which have been pledged in whole or in part as security for such bonds, for any railroad purposes whatsoever other than permitted purposes hereinafter set forth.

United States Trust Co., 431 U.S. at 9-10, 18. Additionally, the Court pointed out that the purpose of the covenant was to invoke the protection of the Contract Clause as security against repeal and to increase the public marketability of the bonds.

      The Storm-Recovery Act authorizing the collection of storm-recovery charges, the issuance of storm-recovery bonds and the pledge of revenues towards their payment would appear to be closer to the statute in United States Trust Co. than the one in National Railroad in terms of creating a contract between the State and holders of Bonds. Unlike the statute in National Railroad Corp., which "expressly reserved" Congress' right to "repeal, alter or amend this Act at any time" (470 U.S., at 456), the Storm-Recovery Act does not reserve the Legislature's ability to change the statutory provisions authorizing the issuance, the security and the source for payment of the Bonds. To the contrary, in the State Pledge, the State has expressly pledged not to do so unless "full compensation" is made by law for the "full protection" of the storm-recovery charges collected pursuant to a financing order and of the holders of storm-recovery bonds (Storm-Recovery Act, Section 366.8260(11)(b)). Moreover, the Storm-Recovery Act reveals legislative intent to preserve the authority of electric utilities, and their assignees, to collect storm-recovery charges and the pledge of storm-recovery property to payment of their bonds against any future impairment. Section 366.8260(5)(a)3. of the Storm-Recovery Act provides in relevant part:

            All or any portion of storm-recovery property specified in a financing order issued to an electric utility may be transferred, sold, conveyed, or assigned to a successor or assignee, including an affiliate or affiliates of the electric utility created for the limited purpose of acquiring, owning, or

----------
      (2) Note that in National Railroad, the statute under attack was a federal one, and therefore the impairment of contract claim was brought under the due process clause, since the contract clause applies only to state actions. The protection of contractual obligations from federal legislation under the due process clause appears to be less than the protection against state impairment of contracts under the contract clause. Nevertheless, the first step of establishing a contract is the same.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 7

            administering storm-recovery property or issuing storm-recovery bonds under the financing order. All or any portion of storm-recovery property may be pledged to secure storm-recovery bonds issued pursuant to the order, amounts payable to financing parties and counterparties under any ancillary agreements, and other financing costs (emphasis supplied).

      Section 366.8260(5)(a) of the Storm-Recovery Act makes clear the intent of the Legislature that the revenue contemplated to be created through storm-recovery charges in all events remain available to support the repayment of storm-recovery bonds issued in reliance upon such revenue sources. Section 366.8260(5) of the Storm-Recovery Act provides in relevant part:

            (a) 1. All storm-recovery property that is specified in a financing order shall constitute an existing, present property right or interest therein, notwithstanding that the imposition and collection of storm-recovery charges depends on the electric utility to which the order is issued performing its servicing functions relating to the collection of storm-recovery charges and on future electricity consumption. Such property shall exist whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to customers by the electric utility or its successors or assignees.

            2. storm-recovery property specified in a financing order shall continue to exist until the storm-recovery bonds issued pursuant to the order are paid in full and all financing costs and other costs of the bonds have been recovered in full.

                                      . . .

            5. The interest of a transferee, purchaser, acquirer, assignee, or pledgee in storm-recovery property specified in a financing order issued to an electric utility, and in the revenue and collections arising from that property, is not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the reorganization, bankruptcy, or other insolvency of the electric utility or any other entity.

            6. Any successor to an electric utility, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under a financing order as, the electric utility under the financing order in the same manner and to the same extent as the electric utility, including collecting and paying to the person entitled to receive the

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 8

            revenues, collections, payments, or proceeds of the storm-recovery property.

      Similar to the New Jersey statute in United States Trust Co., the statute here, including the State Pledge, explicitly expresses the "intent of the Legislature" that the committed source of revenues necessary to repay the Bonds be protected. The statutory language is similar to the New Jersey statute in its foreseeable effect of inducing reliance by potential investors.

C.    The Balancing of Impairment Versus Public Purpose

      After establishing the existence of contracts, courts will then inquire whether a subsequent Legislative Action has operated as a substantial impairment of a contractual relationship. Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244-245 (1978).

            The severity of the impairment measures the height of the hurdle the state legislation must clear. Minimal alteration of contractual obligations may end the inquiry at its first stage. Severe impairment, on the other hand, will push the inquiry to a careful examination of the nature and purpose of the state legislation.

Id. (footnote omitted). If a substantial or severe impairment is found, courts will apply a balancing test by inquiring whether the state law is reasonable and is "of a character appropriate to the public purpose justifying [the legislation's] adoption," and that test is applied not only where the contract is only between private parties, but also when the state itself or another governmental entity is a party. United States Trust Co., 431 U.S. at 22; Energy Reserves Group v. Kansas Power & Light Co., 459 U.S. 400, 412 (1983); Keystone Bituminous Coal Association v. DeBenedictis, 480 U.S. 470, 505
(1987). However, unless the state is itself a contracting party, courts should "properly defer to legislative judgment as to the necessity and reasonableness of a particular measure." Id. (quoting United States Trust Co., 431 U.S. at
23). If the Storm-Recovery Act is found by a court to have created a contract with the State as a party (which we believe to be the case here), a Legislative Action that operates to impair the Storm-Recovery Act will be subject to a higher degree of scrutiny as to the necessity and reasonableness of the impairment, including an examination of whether reasonable alternatives existed to the impairing Legislative Action and whether it exceeded that which was reasonably necessary. See United States Trust Co., 431 U.S. at 24-26. If a court were to conclude, instead, that such undertakings were essentially a private contract, the court would be more likely to uphold a Legislative Action as a reasonable and necessary means towards an important public purpose.

      In United States Trust Co., a 4-3 decision, the Court invoked the Contract Clause to invalidate a New Jersey law which had repealed its statutory covenant with bondholders of the New York Port Authority, a governmental entity, that certain funds pledged to the payment of debt service on its bonds would not be used for mass transit purposes. In so holding, Justice Blackmun's opinion of the Court announced:

            As with laws impairing the obligations of private contracts, an impairment may be constitutional if it is reasonable and necessary to serve an important public purpose. In applying this standard, however, complete deference to a legislative assessment of reasonableness and necessity is not appropriate because the State's self-interest is at stake. A governmental entity can

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 9

            always find a use for extra money, especially when taxes do not have to be raised. If a State could reduce its financial obligations whenever it wanted to spend the money for what it regarded as an important public purpose, the Contract Clause would provide no protection at all.

Id., at 25-26 (emphasis supplied).(3) It is important to note here that even though the governmental entity was a party to the contract and the states by statute had made the covenant that was being impaired, the Court nevertheless examined whether there was an important public purpose justifying the degree of impairment. Although the Court recognized the "admittedly important purpose" of promoting the use of mass transportation, it found the repeal of the covenant unnecessary and suggested "less drastic" alternatives to subsidize the commuter railroads. Additionally, the Court saw further evidence that the law was unreasonable in the fact that the covenant was specifically intended to protect the pledged revenue and reserves against the foreseeable possibility of the Port Authority becoming more involved in deficit incurring operations of mass transit.

      In Allied Structural Steel Co. v. Spannaus, 438 U.S. 234 (1978), the Court invalidated the retroactive application of a Minnesota law which required certain employers who terminated their pension plans or operations in the state to make immediate contributions to the plan for all employees with at least ten years of service. The Court first found that the statute worked a "severe impairment" by nullifying express terms of the company's obligations under its pension plan and imposing a "completely unexpected liability in potentially disabling amounts." The Court then determined that the statute was not necessary to meet an important general social problem, as the statute applied to an extremely narrow class of employers -- those with pension plans who had terminated operations in the state.(4) Additionally, the statute "did not operate in an area already subject to state regulation at the time the company's contractual obligations were originally undertaken, but invaded an area never before subject to regulation by the State." Allied Structural Steel, 438 U.S. at 250.

      In contrast, in Energy Reserves Group v. Kansas Power & Light Co., 459 U.S. 400 (1983), the Court unanimously upheld a state natural gas regulation imposing price controls on intrastate gas against constitutional attack. The Court found that the regulations were not special interest legislation because they affected the entire gas industry. Moreover, the regulations dealt with the important social problem of rapidly rising consumer gas prices due to federal deregulation. Based on the nature of the industry and the terms of the contract at issue, the Court concluded that "[p]rice regulation existed and was foreseeable as the type of law that would alter contract obligations. ... In short, ERG's reasonable expectations have not been impaired by the Kansas Act." Energy Reserves Group, 459 U.S. at 416.

----------
      (3) The Florida courts have also recognized the higher standard of review over laws impacting public contracts. See .g., Chiles v. United Faculty of Florida, 615 So. 2d 671 (Fla. 1993) ("The legislature has only a very severely limited authority to change the law to eliminate a contractual obligations it has itself created.") and Coastal Petroleum Company v. Chiles, 672 So. 2d 571 (1st Dist. Fla. Ct. App. 1996).

      (4) The Court noted the contrasting case of Home Building & Loan Ass'n v. Blaisdell, 290 U.S. 398 (1934), where it upheld a Minnesota law that provided for extensions of the redemption periods for mortgage foreclosures during the widespread economic emergency, on the condition that mortgagor pay all or a reasonable part of the property's income or rental value. The basic test was "whether the legislation is addressed to a legitimate end and the measures taken are reasonable and appropriate to that end." Id. At 438. The court found that the statute did not impair the obligation to pay the debt, but simply changed the time of payment and that it was narrowly tailored to meet the needs of the broad economic problem.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 10

      Finally, in Keystone Bituminous Coal Association v. DeBenedictis, 480 U.S. 470 (1987), the Court upheld a state statute that required coal mine operators to repair or pay for damage to certain structures resulting from their mining operations. The court found that the statute operated as a "substantial impairment of a contractual relationship" where it removed surface owners' waivers, under pre-existing contracts, of damages caused by mining operations. The record did not disclose any information regarding the importance of the damage waiver for purposes of determining the severity of impairment. Keystone Bituminous Coal Association, 480 U.S. at 504, n. 31. Nevertheless, the Court concluded that the statute "withstands scrutiny even if it is assumed that it constitutes a total impairment," as the public interest of protecting surface structures was adequate justification. The Court deferred to the State's determination that the statute was the most appropriate means for addressing the problem.

      Based on analysis similar to that of the U.S. Supreme Court, the Florida Supreme Court in Pomponio v. Claridge of Pompano Condominium, 378 So. 2d 774 (Fla. 1979), has adopted a "balancing" approach in analyzing a claim under the Florida Contract Clause and prohibited the retroactive application of a law that required the deposit of rent with a court during litigation over condominium leases. The 99-year lease at issue was executed before enactment of the law and did not expressly incorporate statutory amendments in the lease terms. The court stated:

                  To determine how much impairment is tolerable, we must weigh the degree to which a party's contract rights are statutorily impaired against both the source of authority under which the state purports to alter the contractual relationship and the evil which it seeks to remedy. Obviously, this becomes a balancing process to determine whether the nature and extent of the impairment is constitutionally tolerable in light of the importance of the state's objective, or whether it unreasonably intrudes into the parties' bargain to a degree greater than is necessary to achieve that objective. (Emphasis supplied.)

Id. at 780. The court found that the rent retention provision was an economic deprivation the landlord had not bargained for, "producing potential erosion of value (in our persistently inflationary economy)." Additionally, the court found dubious the policy reason for the statutory provision suggested by lessees -- to prevent foreclosures for non-payment of rent during litigation. Finally, the court considered that "the manner in which the police power has been wielded here is not the least restrictive means possible" and suggested that the severity of the law would have been mitigated had it allowed disbursements to lessors upon a showing of personal hardship.

      The Florida courts have continued to apply the balancing test since Pomponio.(5) For example, in Yellow Cab Co. v. Dade County, 412 So. 2d 395 (3rd Dist. Fla. Ct. App. 1982), a court of appeals, in upholding a county ordinance that prohibited exclusive taxi-cab service for hotels, found that the interest of the county in encouraging free competition, providing passenger choice and improving transportation efficiency far

----------
      (5) However, Florida courts have not always clearly done so. See e.g., State of Florida Dept. of Transportation v. Chadbourne, 382 So. 2d. 293 (Fla.
1980) ("Unfortunately, that part of the amendment which attempted to affect existing contracts flies into the wall of absolute prohibition. The fact that a law is just and equitable does not authorize its enactment in the face of a constitutional prohibition. This Court has generally prohibited all forms of contract impairment.") and State Farm Mutual Automobile Insurance v. Gant, 478 So. 2d 25 (Fla. 1985)

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 11

outweighed the severity of impairment to private contracts giving a taxicab company exclusive rights to service at five hotels. After identifying "factors which a court might consider in applying the balancing test" announced in Allied Structural Steel and cited in Pomponio, the court found the ordinance to be a reasonable and necessary exercise of police powers:

                  Regulation of taxi-cabs has been held to be a proper subject for exercise of police power, . . . and taxicabs have for a long time, been the subject of regulation by the state . . . Appellants were not deprived of a means of earning a livelihood or of providing service at the hotel, but only of the right to provide exclusive taxicab service at certain hotels. The burden placed on appellants is not palpably unjust or hostile . . . Further, there is no evidence, nor is it obvious to us, that the County Commission could have achieved its stated goal without abrogating the exclusive agreements.

Id. at 397 (citations omitted).

      The Eleventh Circuit in Geary Distributing Company v. All Brand Importers, Inc., 931. F.2d 1431 (11th Cir. 1991), cert. den. 502 U.S. 1074 (1992), has also applied the balancing test adopted in Pomponio in finding the retroactive application of a beer distribution statute to a preexisting contract to be unconstitutional under the Florida Contract Clause. The distributor had sued the manufacturer for withholding consent to the assignment of distribution rights to a third party based on a statute prohibiting the unreasonable withholding of consent. In a very cursory fashion, the court balanced the competing interests:

                  Thus, the state's authority for the statute is its inherent police power to regulate commercial activity within its borders. The evil the statute seeks to eliminate is unfair business practices by franchisors that restrict distribution [**14] of malt beverage products to the public. We conclude that the Supreme Court of Florida would find the impairment is significantly greater than necessary.

Id. At 1436.

D.    Florida Cases on Governmental Debt Obligations and State Contracts

      If the existence of State contractual obligations under the Storm-Recovery Act were found, courts would find persuasive the following Florida cases on governmental debt obligations. Most of the Florida cases involving governmental debt obligations, as discussed below, have occurred in the early part of this century and are rather absolute in protecting the integrity of public securities contracts against impairment by subsequent Legislative Actions adversely affecting their security and debt service payment. They must, however, be viewed as subject to review under the balancing approach subsequently articulated by the Florida Supreme Court in Pomponio, supra, and which that Court applied even when the State itself was party to the impaired contract. Chiles v. United Faculty of Florida, 615 So. 2d 671 (Fla. 1993); explained in Coastal Petroleum Company v. Chiles, 672 So. 2d 571 (1st Dist. Fla. Ct. App. 1996).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 12

      In Humphreys v. State ex rel. Palm Beach Co., 145 So. 858 (Fla. 1933), the Florida Supreme Court affirmed mandamus in enforcing bondholder's rights according to the original contract under which the Town of Boynton issued bonds. Subsequently, the Legislature divided Boynton into two, creating a new Town of Boynton Beach, and attempted to allocate the existing debt of Boynton between the two towns. The court stated:

                  But the Constitution of the United States is to the effect that all laws which may have been passed, since bonds were issued, purporting to take away taxes necessary to meet the payments pledged to be made therefrom when the bonds were sold, are, as to affected security holders, invalid as impairing the obligation of contract.

Id. at 862.

      In State ex rel. Women's Benefit Association v. Port of Palm Beach District, 164 So. 851, 857 (Fla. 1935), the Florida Supreme Court held that a state constitutional amendment exempting from taxation homestead property of less than $5,000 was void in so far as it might prohibit the levy, assessment and collection of taxes on such homesteads for the payment of debt service on bonds issued prior the adoption of the amendment, unless and until some other adequate fund were provided to replace the fund lost by the exemption. It was alleged that the Port of Palm Beach District had defaulted on payment of debt service and that the exemption would "reduce the amount of tax collections and thus diminish the security and reduce the value of bonds and coupons... and impair the obligations of... contracts" contrary to Florida and U.S. Constitutions. Id. at 853.

      The court found impairment under the circumstances:

                  To "impair" has been defined as meaning to make worse; to
            diminish in quantity, value, excellency, or strength; to lessen in power; to weaken. Whatever legislation lessens the efficacy of the means of enforcement of the obligation is an impairment. Also if it tends to postpone or retard the enforcement of the contract, it is an impairment. See State of Louisiana ex rel. Ranger v. City of New Orleans, 102 U.S. 203, 26 L.Ed. 132. If the provisions of [the constitutional amendment] are to be considered as being operative . . ., then there will be a lessening of the efficacy of the means of the enforcement of the obligations of the bond contract. These bonds were issued with the clear legal requirement by a valid enactment of the Legislature, that all of the then taxable property in the district should be taxed to provide for the payment of both interest on, and principal of, the bonds.

Id. at 856 (emphasis in original).

      Citing numerous U.S. Supreme Court and Florida cases, the court further states,

                  It has been repeatedly held, in fact there is practical
            unanimity in the authorities, that subsequent legislation cannot annul nor diminish, retard or lessen, the efficacy of prior laws entering into or forming a part of the contracts with bondholders.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 13

Id. (emphasis supplied; citations omitted). The court found impairment in spite of the dissent's argument that the amendment still left bondholders with an adequate remedy in requiring the levy of a sufficient tax on non-exempt property to meet obligations of the contract and that the property sought to be exempted represented a small fraction of the taxable property.

      Port of Palm Beach District and other Florida cases have also suggested that impairment of bond contracts would be permissible if an "adequate" substitute for the lost funds or lost security were provided. In Day v. City of St. Augustine, 139 So. 880 (Fla. 1932), taxpayers attacked the levy of tolls for use of a bridge, claiming in part that tolls were not called for to pay off the bonds used to construct the bridge, since the bonds apparently were general obligation bonds. In rejecting the taxpayers' contention, the Florida Supreme Court stated:

                  When municipal bonds are authorized by appropriate legislative act and a particular means is provided or authorized to pay them, the right to change such means of payment and provide a different mode is necessarily within the legislative power at all times, subject only to the constitutional inhibition against impairment of the obligation of contracts by changing the means of payment first provided for without furnishing an adequate substitute.

Id. at 885.

      Similarly, in Duval County v. Jennings, 164 So. 356, 358 (Fla. 1935) (emphasis supplied), the Florida Supreme Court held:

                  [T]he continued collections of reasonable tolls and charges for the benefit of holders of [bridge] bonds . . . is a contractually secured obligation that cannot be impaired by [a statute authorizing an election to determine whether bridge should be toll-free], so long as bonds remain unpaid, unless ultimate payment of the bonds and interest be actually secured by some special fund set aside for the sole benefit of the bondholders and adequate to satisfy their demands without being subordinate to any prior charges for maintenance, operation, etc., payable out of same in preference to the bondholders' demands should the bridge be damaged or destroyed.

The court reasoned that, "under the settled law of this state," the statute authorizing the bridge bonds, including provisions relating to the collection and imposition of tolls, became part of the contract security given to bondholders, and such provisions could not be "subsequently changed or diminished by the Legislature to the prejudice or likely impairment of the obligation of contract." Although the bond trustees already had about $327,000, which was more than sufficient to pay outstanding bonds and interest aggregating about $122,000, the court also noted that costs for operation and maintenance of the bridge had a first priority interest in the trust fund.

      In a related case the very next year, the Florida Supreme Court found that a statutory provision authorizing the use of a portion of the same surplus fund "greatly in excess of the needs for payment" of the outstanding bridge bonds for the construction of a new bridge did not violate the obligation of the existing bond contract, "since the toll collections continue and the surplus fund is not reduced below its primary uses for the . . . bridge bond payments." Flint v. Duval County, 170 So. 587, 596 (Fla. 1936).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 14

The court pointed out that the use of "perhaps $225,000" of about $360,000 then in the fund, with only $71,000 of bonds outstanding and maturing in 1948, would not "endanger the ultimate sufficiency of the fund to pay the remaining . . . bonds in 1948 with interest." Id.

      In City of Fort Lauderdale v. State ex rel. Elston Bank & Trust Co., 169 So. 584 (Fla. 1936), the court held that the legislature could not release a city from liability on its debt obligations, even if it imposed liability therefor on another public entity. The statute here had assigned liability for city general obligation bonds to a port authority. In affirming mandamus against the city, the court reasoned:

                  It is well settled that law affecting the enforcement, as the authority and ability to provide payment for municipal bonds in accordance with the terms of the contract under which such bonds were issued, becomes a vital part of the bonds contract so that neither the authority nor the ability to perform the contract undertaken when the bonds were issued may be impaired during the continuance of the contract by legislation subsequently passed tending to that end, whether so designed to operate or not. The degree of impairment is not material.

                  Where a subsequently passed statute materially alters the
            remedies originally afforded municipal bondholders for the enforcement of their bonds, such legislation is deemed to impair the obligation of the bondholder's contract, . . . and it therefore will be disregarded . . . as a law undertaking to unconstitutionally impair the obligation of contracts in the particular case.

Id. at 587 (citations omitted; emphasis supplied.)

      Notwithstanding the rigid application of the Contract Clause in these earlier Florida cases, after the Florida Supreme Court adopted the balancing test in Pomponio, that Court has applied the balancing test even to contracts to which the State itself is a party. Thus, in Chiles v. United Faculty of Florida, 615 So.2d 671 (Fla. 1993), where the Court struck down the State's attempt to renege on salary contracts with university faculty, the Court acknowledged that "the legislature must be given some leeway to deal with bona fide emergencies," but applied a strict test of reasonableness and necessity under the Contract Clause by requiring the State to demonstrate that there is no other reasonable alternative to contract impairment in order to solve the State's fiscal problem. In this context, the Court cited United States Trust Co. v. New Jersey, 431 U.S. 1 (1977), discussed above.

      A similar approach was applied in Coastal Petroleum Co. v. Chiles, 672 So. 2d 571 (1st Dist. Fla. Ct. App. 1996), namely a more strict application of the balancing test where the State is a contracting party.

E.    Unpredictability Under Balancing Test --- General Guides

      In applying the above case law to the Storm-Recovery Act, it is apparent that the outcome of the cases turns on particular facts in the balancing of the contract rights impaired versus the reasonableness and necessity of an impairment serving a public purpose, and there are inexplicable inconsistencies of result among the cases. There is no way to predict or describe the precise form of a future Legislative Action impairing the Indenture and the Bonds, the circumstances under which it might be enacted, or the public purpose to be effectuated thereby. Moreover, the form of and nature of, and any facts surrounding, any

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 15

litigation that might arise challenging a Legislative Action as an unconstitutional impairment of contract cannot be predicted. Thus, whether a court would determine that a future Legislative Action would work a substantial impairment of the Indenture and the Bonds, and whether such a Legislative Action would be viewed as a reasonable and necessary means toward an important public purpose, cannot reasonably be predicted.

      Only some general guides to what might be permissible and impermissible can be discerned from the cases. Obviously, the less severe the impairment, the greater the likelihood that a court will find the impairing Legislative Action to be reasonable. If no less drastic means exist to accomplish the public purpose, the more likely the Legislative Action would be found necessary and reasonable. See United States Trust Co., 431 U.S. at 29-30. If a statute affected only a very narrow segment of a population or an industry, a court might infer that the public purpose was not so important and that the Legislative Action was unnecessary. See Allied Structural Steel, 438 U.S. at
248. If the Legislative Action operated in a way that was foreseeable at the time the contract was entered into, such as in an already regulated area, then the courts will more likely find the impairing Legislative Action to be reasonable. See Energy Reserves Group, 459 U.S. at 416. However, even if a Legislative Action worked a severe or "total" impairment, the courts might still defer to the legislating body's determination of the reasonableness and necessity of the Legislative Action in light of an important public purpose. See Keystone Bituminous Coal Association, 480 U.S. at 504.

      Thus, for example, a court might uphold a Legislative Action temporarily suspending or limiting the authority of an electric utility, or its assignees, to collect storm-recovery charges or other revenues for the purpose of providing relief to electric utility customers in an emergency situation, such as the occurrence of an event or a series of events widely creating economic havoc among customers. The court might reason that the utility industry is already heavily regulated and that such a Legislative Action would not unreasonably interfere with the contractual rights of bondholders, the owners of storm-recovery property or other financing parties. This is not to suggest that a more severe impairment might not be sustained; rather, that could depend on the court's view of the urgency and unavoidable necessity of the measures taken by the legislative body to protect public interests, such as the health, safety and welfare of the people of the State.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 16

F.    Constitutional Amendment by Voter Initiative.

      The Florida Constitution is fundamentally an act of the people of the State, and is a product of what the people intended. State v. State Board of Administration, 157 Fla. 360, 367 (Fla. 1946). The Florida Constitution Article XI Section 1 generally confers the power to propose amendments or revisions of the Florida Constitution upon the Legislature. However, Article XI Section 3 of the Florida Constitution grants the people the power to propose the revision or amendment of any portion or portions of the constitution without the aid of any legislative enactment. State ex rel. Citizens Proposition for Tax Relief v. Firestone, 386 So. 2d 561 (Fla. 1980). This power to propose the revision or amendment of the constitution by initiative may be invoked by filing with the custodian of state records a petition signed by a number of electors in each of one-half of the congressional districts of the State, and of the State as a whole, equal to 8% of the votes cast in each of such districts respectively and in the State as a whole in the last preceding election in which presidential electors were chosen. If the requirements are met, this would allow the amendment to be placed on a Statewide ballot for ratification. An initiative petition with subsequent passage by the electors could, therefore, effect the revision or even repeal of the Storm-Recovery Act.

      Generally, Florida courts have analyzed a subsequent or antecedent amendment to the constitution as being an impairment in light of the cases construing the Federal Constitution Contracts Clause. The lower courts have consistently reiterated the position taken by the Florida Supreme Court in Yamaha Parts Distributors Inc. v. Ehrman, 316 So.2d 557 (Fla. 1975) that "virtually no degree of contract impairment is tolerable in this state." In Lee County v. Brown, 929 So. 2d 1202, 1208 (Fla. 2nd Dist. Ct. App. 2006), the district court cited the Florida Supreme Court's decision in Pomponio v. Claridge of Pompano Condo., Inc., 378 So. 2d 774, 780 (Fla.1979) concluding that this statement implied that "some impairment is tolerable, although perhaps not so much as would be acceptable under traditional federal contract clause analysis."(6)

      The case law suggests, therefore, that an amendment to the Florida Constitution would be subject to an impairment analysis under the Contracts Clause. Although the Florida Constitution has its own Contracts Clause, Florida courts generally analyze the Contracts Clause in light of Federal case law. An amendment to the Florida Constitution would also likely trigger this same Federal contracts clause analysis.

      The Florida Supreme Court in Board of Public Instruction for Bay County v. State ex rel. Barefoot, 199 So. 760 (Fla.1941), stated that it was well settled in Florida that "a provision of even the organic law of the state may not be given such effect that it will impair an obligation existing at time of its adoption, since a state constitutional provision is a `law' within the meaning of Federal Constitution prohibiting passage of law impairing the obligation of contracts." Additionally, in State ex rel. Sovereign

----------
      (6) . To determine just how much impairment is tolerable, the Supreme Court of Florida has adopted the balancing test articulated by the U.S. Supreme Court in Allied Structural Steel v. Spannaus, 438 U.S. 234 (1978). This balancing test weighs the degree of impairment against the source of authority under which the law is enacted and the "evil" the law is intended to remedy. Pomponio, 378 So. 2d at 780. See also, Park Benziger & Co., Inc. v. Southern Wine & Spirits, Inc., 391 So. 2d 681, 683 (Fla. 1980); Sarasota County v. Andrews, 573 So. 2d 113, 115 (Fla. 2d Dist. Ct. App. 1991); Palm Bay Towers Corp. v. Brooks, 466 So. 2d 1071, 1075 (Fla. 3d Dist. Ct. App. 1984); Gans v. Miller Brewing Co., 560 So. 2d 281, 283 (Fla. 4th Dist. Ct. App. 1990).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 17

Camp, W.O.W. v. Boring, 121 Fla. 781, 795 (1935), the Florida Supreme Court stated that "[a] state can no more impair the obligation of an antecedent contract by adopting a Constitution or amending its Constitution than by passing or amending a statute. See also, State ex rel. Woman's Benefit Association v. Port of Palm Beach District, 121 Fla. 746, 761 (1935). Likewise in Gray v. Moss, 115 Fla. 701, 710 (1934), the Florida Supreme Court noted that "[p]rohibition of laws impairing contractual obligations by Federal Constitution applies to the Constitution, as well as laws, of each state."

      The court in Sovereign Camp, W.O.W cited with approval several United States Supreme Court cases. The Florida Supreme Court stated that it followed the United States Supreme Court's holdings in finding that the impairment of contracts may be made through constitutional enactments or amendments as well as statutory laws.(7)

      In Rusiecki v. Jackson-Curtis, 2005 WL 408133 (Fla. 6th Cir. Ct. 2005) a constitutional amendment via the initiative process was at issue. The plaintiff argued, among other things, that a constitutional amendment would be a substantial impairment of a contract and could not be applied retroactively. The people of the State of Florida proposed the passage of what was known as Amendment 7, which was placed on the 2004 ballot, and passed by an overwhelming majority. The proposed amendment provided that patients would have a right to access any records made or received in the course of business by a health care facility or provider relating to any adverse medical incident. The court held that health care providers had a vested substantive statutory right to non-disclosure of information, because the information was gathered pursuant to a contract with the Hospital prior to the amendment and should therefore remain confidential. The court further stated that the statute would only be applied prospectively. The court in Rusiecki v. Jackson-Curtis, stated that it is "axiomatic that an amendment to the Constitution is deemed to be prospective rather than retroactive, unless a contrary intent is clear from the face of the Amendment." (citing State v. Lavazzoll, 434 So. 2d 321, 323 (Fla. 1983).

      Similarly, in Lavazzoll, a constitutional amendment was at issue that mandated conformity of interpretation of the state constitutional exclusionary rule with the United States Supreme Court's interpretation and whether the amendment had to be given prospective effect.

      The Florida Supreme Court explained that:

            [i]t is a well-established rule of construction that in the absence of clear legislative expression to the contrary, a law is presumed to operate prospectively.... This rule applies with particular force to those instances where retrospective operation of the law would impair or destroy existing rights.... In accordance with the rule applicable to original acts, it is presumed that provisions added by an amendment affecting existing rights are intended to operate prospectively also... Nowhere ...on the November ballot is there manifested any intent that the amendment be applied retroactively. Therefore, the amendment must be given prospective effect only. Id. at 323 (citations omitted).

----------
      (7) See New Orleans Gaslight Co. v. Louisiana Light & Heat Producing & Manufacturing Co., 115 U.S. 650 (1885), City of Shreveport v. Cole, 129 U.S. 36
(1889); Edwards v. Kearzey, 96 U.S. 595 (1878).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 18

      Therefore, in light of these cases, a constitutional amendment or revision would be subject to an impairment clause analysis to the extent such amendment or revision is applied retroactively to impair existing contractual obligations.

                                      * * *

      Based upon the foregoing analysis, and subject to the qualifications and limitations set forth herein, in our opinion, a reviewing court would conclude that (a) the State Pledge constitutes a contractual relationship between the Bondholders and the State, and (b) absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the State Pledge provides a basis upon which the Bondholders (or the Trustee acting on their behalf) could challenge successfully, under the Florida Contract Clause, the constitutionality of any Legislative Action subsequently passed by the Legislature, any law voted by the people as a constitutional amendment or any action of the Commission exercising legislative powers determined by such court to reduce, alter, or impair the value of the Storm-Recovery Property or the Storm-Recovery Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

AVAILABILITY OF PRELIMINARY OR TEMPORARY INJUNCTIVE RELIEF

      Florida law provides a forum to adjudicate the constitutionality of Legislative Action. Here, we address specifically the remedies of preliminary and permanent injunctive relief enjoining state officials from enforcing the provisions of such Legislative Action. Whether such relief could be obtained will depend on application of the principles discussed earlier in this opinion, including a demonstration that (i) such Legislative Action violates the State Pledge; (ii) the State Pledge is a contract of the State; and (iii) the Legislative Action was not a legitimate and reasonable exercise of the state's sovereign powers and reasonable and necessary to serve a legitimate public purpose.

      Whether a preliminary injunction delaying implementation of Legislative Action being challenged under the Florida Contract Clause as a substantial impairment could be obtained by Bondholders (or the Trustee acting on their behalf) pending an adjudication on the merits of such claim will depend on several considerations. The purpose of an injunction is to preserve an existing state or condition, and to afford relief against future acts that are against equity and good conscience. Seaboard Air Line Ry. v. Southern Inv. Co., 53 Fla. 832 (1907). Under Florida law, in order to obtain a temporary or preliminary injunction, the party seeking the injunction must establish that: (1) irreparable injury will result if the injunction is not granted; (2) there is no adequate remedy at law; (3) the party has a clear legal right to the requested relief; and (4) the public interest will be served by the temporary injunction. Provident Management Corporation v. City of Treasure Island, 796 So. 2d 481, 485 (Fla. 2001). Florida law affords injunctions that are classified as either prohibitory or preventive to restrain an act, or mandatory injunctions that require an affirmative act.

      The lower district courts of appeal in Florida enunciate the appropriate test for injunctions as whether there is: (1) the likelihood of irreparable harm unless the status quo is maintained; (2) the unavailability of an adequate remedy at law; (3) substantial likelihood of success on the merits; and (4) consideration of the public interest. Liberty Financial Mortgage Corporation v. Clampitt, 667 So. 2d 880 (Fla. 2d Dist. Ct. App. 1996); Smith Barney Shearson, Inc. v. Berman, 678 So. 2d 376, (Fla. 3d Dist. Ct. App. 1996); Singletary v. Costello, 665 So. 2d 1099 (Fla. 4th Dist. Ct. App. 1996); Infinity Radio, Inc.
v. Whitby, 780 So. 2d 248 (Fla. 4th Dist. Ct. App. 2001). The status quo to be preserved is "the last, actual,

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 19

peaceable, non-contested status that preceded the pending controversy." Lieberman v. Marshall, 236 So. 2d 120, 125 (Fla. 1970). Therefore, an analysis of the foregoing elements that an applicant must demonstrate for an injunction are addressed below.

      Irreparable harm or injury is of a peculiar nature, so that compensation in money cannot atone for it. Mullinix v. Mullinix, 182 So. 2d 268 (Fla. 4th Dist. Ct. App. 1966). The court in Gonzalez v. Benoit, 424 So. 2d 957, 958 (Fla. 3d Dist. Ct. App. 1983) stated that "[i]rreparable injury is an injury of such nature that it cannot be redressed in a court of law; an injury for which monetary compensation will not suffice." Irreparable injury in essence means that an injunction is the only practical mode of enforcement. Corporate Management Advisors, Inc. v. Boghos, 756 So. 2d 246, 247 (Fla. 5th Dist. Ct. App. 2000).

      Florida law holds that irreparable harm or injury does not exist where the potential loss is compensable by money damages. Barclays American Mortgage Corporation v. Holmes, 595 So. 2d 104 (Fla. 5th Dist. Ct. App. 1992). Thus, in Cajun & Grill of America, Inc. v. Jet Intern. Cuisine, Inc., 646 So. 2d 801 (Fla. 3d Dist. Ct. App. 1994) the court dissolved an injunction where the plaintiff failed to meet its burden of successfully producing evidence to substantiate irreparable injury. In this case, the plaintiff entered into a shareholder's agreement and alleged that after receiving no profits, and learning that it would be evicted, plaintiff sought damages for conversion, breach of contract, accounting, and constructive trust.

      In Florida, a request for an injunction to prevent a breach of contract is tantamount to a suit for specific performance, and thus, the courts are more reluctant to issue injunctions of this type. However, the Supreme Court of Florida stated that "a mandatory temporary injunction may be issued requiring specific performance of a contract." Wilson v. Sandstrom, 317 So. 2d 732 (Fla.
1975). These types of injunction cases typically involve contracts calling for personal services or acts of a special character, or for such services by persons of eminence or special qualifications. Wilson, 317 So. 2d at 738. Thus Florida law supports that courts may grant injunctions for contractual obligations based on the factual determinations in the case.

      Moreover, the FLORIDA RULES OF CIVIL PROCEDURE RULE 1.610(1) provide in pertinent part that:

      A temporary injunction may be granted without written or oral notice to the adverse party only if:

            (A) it appears from the specific facts shown by affidavit or verified pleading that immediate and irreparable injury, loss, or damage will result to the movant before the adverse party can be heard in opposition.

      Thus, it is well established under Florida law that a plaintiff must show irreparable injury. Lieberman, 236 So. 2d at 125.

      It is the general rule that no injunction of any kind will be issued where there is an adequate remedy at law. Johnson v. Killian, 157 Fla. 754 (1946). It is established under Florida law that based on equitable principles, to warrant the denial of an injunction, the available legal remedy must be plain, certain, prompt, speedy, sufficient, complete, practical, and efficient in attaining the ends of justice for the applicant. Citizens & Southern National Bank v. Taylor, 191 So. 2d 866 (Fla. 1st Dist. Ct. App. 1966). See, Zimmerman v. D.C.A. at Welleby, Inc., 505 So. 2d 1371 (Fla. 4th Dist. Ct. App. 1987).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 20

      Contract rights usually have an adequate remedy at law. In some circumstances, however, equity will require the enforcement of a contract right by enjoining violation of the terms thereof. Jack Eckerd Corp. v. 17070 Collins Ave. Shopping Center, Ltd., 563 So. 2d 103 (Fla. 3d Dist. Ct. App. 1990). There must, however, be some extraordinary circumstance that warrants this remedy. An injunction is not generally appropriate in contractual cases absent some special equity or covenant within the terms of the agreement. Campbell v. Maull, 69 Fla. 102 (1915). Jurisdiction to decree specific performance of a contract is exercised in two classes of cases: (1) where the contract's subject matter is of such a special nature that damages, when ascertained upon legal rules, would be inadequate; (2) or where damages are impracticable in that no real compensation can be arrived at through an action at law. Northwestern National Insurance Company v. Greenspun, 330 So. 2d 561 (Fla. 3d Dist. Ct. App. 1976). In Northwestern, an injunction was reasonable where the plaintiffs alleged that the insurance company intended to increase its premiums upon its major medical insurance policies to obtain higher premiums and avoid contracts already written.

      Florida courts have held that an injunction is an "extraordinary remedy, harsh and drastic," and thus will be granted only cautiously and sparingly. First National Bank in St. Petersburg v. Ferris, 156 So. 2d 421 (Fla. 2d Dist. Ct. App. 1963). Thus, an injunction will only be granted where it is clear that one has sufficient title or interest in the right or property for which protection is sought. Diamond v. Interstate Trading Corporation, 606 So. 2d 631 (Fla. 3d Dist. Ct. App. 1992). Therefore, for an injunction to lie, the applicant must have a clear legal right that is free from reasonable doubt. Register v. Pierce, 530 So. 2d 990 (Fla. 1st Dist. Ct. App. 1988).

      The lower courts analyze an injunction in the terms of a substantial likelihood of success on the merits. A substantial likelihood of success on the merits is shown if "good reasons for anticipating that result are demonstrated. It is not enough that a merely colorable claim is advanced." Naegele Outdoor Advertising Co. v. City of Jacksonville, 659 So. 2d 1046, 1047 (Fla. 1995).

      The paramount interests of the public may have some bearing granting injunctive relief to protect private rights. If relevant, the public interest is a factor the courts also consider in granting or denying an injunction. Florida courts have held that public interest concerns arise where it plainly appears that an injunction "will result in confusion and disorder, and will produce an injury to the public that outweighs the individual right of the complainant" to have the relief that individual seeks. Fredericks v. Blake, 382 So. 2d 368 (Fla. 3d Dist. Ct. App. 1980). Where the potential injury to the public outweighs an individual's rights, an injunction will be denied. (Fla. 2d Dist. Ct. App.
2004).

      Thus, to enjoin a violation of a contract, the court may take into consideration the interests of the public. For example, the court refused to enjoin a railroad company from breaking a covenant for the running and maintenance of trains for the public welfare, where the company changed its route, and the burden would be wholly out of proportion to the benefit which would have accrued. Taylor v. Florida East Coast Ry. Co., 54 Fla. 635 (1907).

      In Florida, the function of preliminary injunctive relief is to preserve the latest uncontested status quo of the subject matter of the suit pending trial on the merits. The purpose of an injunction is not to take sides or to preserve a status quo which existed at some time prior to the controversy. Bowling v. National Convoy & Trucking Co., 101 Fla. 634 (1931). The latest uncontested status quo with respect to

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 21

the Bonds prior to the enactment of any challenged Legislative Action would appear to be the continued effectiveness of the Financing Order and the validity of the Rights and the Charges. To maintain that status quo and prevail in an application for a temporary injunction to enjoin State officials from enforcing a Legislative Action affecting the rights of Bondholders, Bondholders would be required to prove a probable right of recovery on the merits and probable injury, that irreparable harm will occur if the injunction is denied and that no adequate remedy at law exists. Bondholders would be required to show damage, such that, in the appropriate case, administrative remedies would be of no avail, that there is no adequate remedy provided and thus, they are not required to follow that avenue for relief. Southern Bell Telephone and Telegraph Co. v. Mobile America Corp., Inc., 291 So. 2d 199 (Fla.1974). A plaintiff is not required to pursue administrative remedies where they are not available and adequate. Berkowitz v. City of Tamarac, 654 So. 2d 982 (Fla. 4th Dist. Ct. App.
1995). In Florida, it is reasonably well established that a court should not enjoin administrative action in the absence of fraud or a gross abuse of discretion. City of Pompano Beach v. Yardarm Restaurant, Inc. 509 So. 2d 1295, 1297 (Fla. 4th Dist. Ct. App. 1987). Whether enactment of an ordinance is unreasonable or arbitrary depends upon the potential effect of the ordinance on the safety, health, morals, and general welfare of the community. Id.

      A showing that the State or the Commission acted beyond their constitutional authority would include a probable right of recovery. The Bondholders would not be required to demonstrate that they would prevail finally, but only that the constitutional claims were legitimate and that irreparable harm would occur if the injunction was not issued.

      Bondholders would argue that probable irreparable harm and the inadequacy of any legal remedy are shown by the "possibility" of delayed payments and threat of default by the Issuer. The Bondholders could argue that payment delays on the Bonds should be accepted as "irreparable harm," and that Bondholders would experience greater harm if preliminary injunctive relief were denied than any other party would suffer if it were granted. If payments on Bonds are interrupted in whole or in part, ratings will decline and the value of the Bonds will diminish. Such loss of value could, presumably, not be recovered. In Florida, for injunctive relief to be proper, harm does not have to have actually occurred. The remedy is traditionally available for protection from threatened or potential future injury that is likely to occur. American Bank of Merritt Island v. First American Bank and Trust, 455 So. 2d 443 (Fla. 5th Dist. Ct. App.
1984). For instance, in Cash v. Surf Club, 436 So. 2d 970 (Fla. 3d Dist. Ct. App. 1983), certificates were given to proprietary members of the Surf Club which created a contractual relationship between the Club and the holders. The certificates vested in these proprietors complete ownership of all property and franchises of the Club. The Plaintiffs sought to enjoin the Club from its plan to sell or otherwise dispose of their proprietary certificates and expel them as members for alleged nonpayment of dues. The court found that there was well grounded apprehension warranting an injunction and granted injunctive relief.

      However, a Florida court could find that a delay in the receipt of payments until final judgment is not the type of "irreparable harm" which a preliminary injunction seeks to prevent, absent countervailing circumstances or some special equity. Generally, in Florida in the absence of some special equity, the injunctive process is not appropriate in contract cases. Simms v. Burnette, 55 Fla. 702 (1908). Florida courts issue injunctions involving contracts primarily pertaining to covenants not to compete. Miller Mechanical, Inc. v. Ruth, 300 So. 2d 11 (Fla. 1974); Graphic Business Systems, Inc. v. Rogge, 418 So. 2d 1084, 1086 (Fla. 1982).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 22

      Based upon the foregoing analysis, and subject to the qualifications and limitations set forth herein, in our opinion, the determination of whether a preliminary injunction should issue therefore will depend upon the facts before the court and upon whether, after balancing the equities and considering the public interest, the Bondholders have demonstrated (a) a probable right of recovery on the merits, (b) probable injury or harm, (c) that irreparable harm will occur if the injunction is denied, and (d) that no adequate remedy at law exists.

AVAILABILITY OF PERMANENT INJUNCTIVE RELIEF

      The standard for a permanent injunction is essentially the same as that for a preliminary injunction, except that a plaintiff seeking relief must show actual or a substantial likelihood of success on the merits rather than a likely success on the merits. Bledsoe v. City of Jacksonville Beach, 20 F. Supp. 2d 1317 (M.D. Fla. 1998).

      The movant must establish: (1) a substantial likelihood of success on the merits; (2) that irreparable harm will be suffered unless the injunction issues;
(3) that the threatened injury to the movant outweighs any threatened harm the injunction may cause the opposing party; and (4) that the injunction, if issued will not disserve the public interest. Gross v. Barnett Banks, Inc., 934 F. Supp. 1340 (M.D. Fla. 1995). In Gross, the plaintiffs were part of a class action that consisted of all persons who financed motor vehicle or boat loans with the defendants and who were charged for earned insurance premiums. Subsequent to the court's approval of a settlement agreement, additional plaintiffs attempted to maintain lawsuits against the defendants. The defendants moved for an injunction. The court analyzed the elements for establishing an injunction, and with respect to the harm which defendants would suffer, the court noted that the defendants would be forced to relitigate claims which they believed were settled when the court entered its order approving the class settlement. The court found this harm to be irreparable because the defendants had already paid out substantial sums of money in order to satisfy the claims. Permitting members of the class who failed to opt-out of the class to pursue similar claims would result in additional liability to the defendants which would ultimately render the settlement reached in the case completely useless. Thus, the court opined that the defendants would suffer irreparable injury in that they would forever be barred from enjoying the benefit of the efforts exerted to settle this case. Stated another way, the plaintiff must allege "ultimate facts which, if true, would establish irreparable injury, that is, injury which cannot be cured by money damages." Weekley v. Pace Assembly Ministries, Inc., 671 So. 2d 220 (Fla. 1st Dist. Ct. App. 1996). In contrast, the court in Florida Jai Alai, Inc. v. Southern Catering Services, Inc., 388 So. 2d 1076 (Fla. 5th Dist. Ct. App. 1980) held that a permanent injunction was inappropriate to enjoin one corporation from terminating a concession agreement entered into with another corporation because of the impropriety of projecting the judiciary into overseeing the specific performance of the agreement and where there was no mutuality of remedy.

      It is settled Florida law that in the absence of fraud or gross abuse of discretion, equity will not interfere with or restrain public officers or agencies in the exercise of power vested in them. Johnson v. McNeill, 151 Fla. 606 (1942). Yet, citizens may seek relief against the arbitrary action of governmental agencies by bringing one's case "under some acknowledged head of equity jurisdiction and show what special injury he or she will sustain from such unauthorized acts distinct from that suffered by every other inhabitant." Metropolis Pub. Co. v. City of Miami, 100 Fla. 784 (1930). It has been held, however, that actions seeking to enforce private constitutional rights or actions seeking to enjoin enforcement of an ordinance enacted without legislative authority can be enjoined. Retail Clerks Union Local 779 of Miami

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 23

v. Lerner Shops of Florida, 140 Fla. 865 (1939); Safer v. City of Jacksonville, 212 So. 2d 785 (Fla. 1st Dist. Ct. App. 1968).

      This "special injury" qualification is not, however, subject to inflexible application. For example, it has been held that where an act sought to be restrained is connected with the statutory rights of an elector, a citizen and taxpayer has standing in equity to seek an injunction. Tacker v. Board of Commisioners of Polk County, 170 So. 458 (Fla. 1936). In Tacker, where the county had 27,721 qualified electors on the registration books, a vote on the proposition of recalling slot machine licensing in the county, the county commissioners were enjoined from calling the election, since the petition did not have the necessary 20 percent of qualified electors. It has also been held in cases which impact the members of the community at large that an injunction can lie for the misapplication of funds raised by taxation. Id. at 459. In City of Miami Beach v. Tenney, 150 Fla. 241 (1942), the city adopted a method for producing the funds to pay for paving by floating a bond issue which was a general obligation of the city. The city was enjoined because it was without power to pay for the bond issue by the levy of special assessments. Id. at 258.

      The Fifth Circuit has acknowledged that a federal court may enjoin State officials from enforcing an unconstitutional statute under certain "unusual" circumstances that require equitable relief. In Let's Help Florida v. McCrary, 621 F.2d 195, 199 (5th Cir. 1980), the court upheld the issuance of an injunction against enforcement of two statutes limiting political contributions. The court found the timing of the next election important, which was to be held in few weeks. Because of the approaching election, plaintiffs would suffer an irreparable loss of their First Amendment rights if they were barred from making contributions that they were constitutionally permitted. The court stated that "[a] federal court may enjoin state officials from enforcing an unconstitutional statute..." Id. If the court denied equitable relief, the plaintiffs would have permanently lost the opportunity through their contributions to affect the outcome of that election. The court ruled that such a situation constituted the necessary "unusual" circumstances that could justify equitable relief.

      Moreover, Florida courts have granted injunctions against enforcement of unconstitutional statutes. In Sydney v. Pingree, 564 F. Supp. 412 (S.D. Fla.
1982), the plaintiffs sought a mandatory injunction requiring the defendants to issue a birth certificate with the surname chosen by his parents. The plaintiffs sought a declaratory judgment that Florida Statute ss. 382.16(5) was unconstitutional and sought and were awarded an injunction enjoining the defendants enforcing the statute and enacting similarly unconstitutional statutes.

      As is the case of a temporary injunction, for a permanent injunction to be issued, in addition to showing the invalidity of the statute, a party seeking a permanent injunction would need to establish that it has suffered irreparable injury and has no adequate remedy at law. Typically, this means that mere monetary damages are not sufficient to rectify the harm and the harm is more than an isolated instance. The court would additionally address the public interest, if applicable.

      A party seeking such an injunction for an impairment could likely meet the irreparable injury requirement by obtaining the declaration of the invalidity of such Legislative Action. Irreparable damage is not a reference to the amount of damages, but to the difficulty of measuring the amount of damage suffered. Therefore, an injury will be irreparable where the damage must be estimated by "conjecture and not by any accurate standard." Sun Elastic Corporation v. O.B. Industries, 603 So. 2d 516, 518 (Fla. 3d Dist. Ct. App. 1992). The court would additionally address the public interest, if any.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 24

      A substantial impairment with respect to the payment of Bonds would, it would seem, constitute irreparable injury of a continuing nature supporting the grant of permanent injunctive relief. Florida courts have held that an injunction will lie to enjoin the diversion of public funds for an unauthorized use, Williams v. Town of Dunnellon, 125 Fla. 114 (1936); and have enjoined the illegal expenditure of public funds in contravention of a city charter. Robert
G. Lassiter & Co. v. Taylor, 99 Fla. 819 (1930). The threat of diversion of funds pledged to the Bonds would appear to constitute the existence of irreparable injury sufficient to support injunctive relief to the extent that any funds not paid are unlikely to be replaced in the future.

      It seems doubtful that Bondholders (or the Trustee acting on their behalf) could obtain adequate money damages from the State or its officials. That damages are difficult to measure in the case of repeal of a statutory pledge of revenues to a bond issue is noted in U.S. Trust Co. v. New Jersey, 431 U.S. 1
(1977), in its discussion of the substantial nature of the impairment. The Court described the difficulty of evaluating the impact of the repeal of the covenant upon the market price of the bonds. After establishing that it could not ascertain with certainty that fluctuations in market price were caused by the repeal of the covenant and noting that the bonds' rating had not changed, the Court determined that "no one can be sure precisely how much financial loss the bondholders suffered." U.S. Trust Co., 431 U.S. 1 at 1516.

      Based upon the foregoing analysis, and subject to the qualifications and limitations set forth herein, in our opinion, a reviewing court in a properly prepared and presented case should conclude that temporary or permanent injunctive relief is available under Florida law to prevent implementation of Legislative Action passed hereafter and determined by such court to cause an Impairment of the Bonds or rights of the Bondholders that is in violation of the Florida Contract Clause (based on the application of the principles discussed hereinbefore). We note, however, that the decision to grant preliminary injunctive relief will be in the discretion of the court requested to take such action.

TAKINGS CLAUSE

      You have further requested that we provide you with a opinion whether a reviewing court would hold that the State would be required to pay just compensation to Bondholders if the State's repeal or amendment of the Storm-Recovery Act or taking of any other Legislative Action in contravention of the State Pledge constituted a permanent appropriation of a substantial property interest of the Bondholders in the Storm-Recovery Property and deprived the Bondholders of their reasonable expectation arising from their investments in the Bonds.

      Article X, Section 6(a) of the Florida Constitution provides that: "[n]o private property shall be taken except for a public purpose and with full compensation therefor paid to each owner or secured by deposit in the registry of the court and available to the owner." The Supreme Court of Florida has interpreted a taking to occur when a regulation denies substantially all economically beneficial or productive use of the property.(8) Such test is not construed to assume an owner's use of his property to earn a profit or to produce income, rather that the owner will be able to make some use of the property that can be economically executed. State Department of Environmental Protection v. Burgess, 772 So. 2d 540 (Fla. 1st Dist. Ct. App. 2000).

----------
      (8) Tampa-Hillsborough County Expressway Auth. v. A.G.W. S. Corp., 640 So. 2d 54 (Fla. 1994).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 25

      Florida courts consistently look to the United States Supreme Court decisions in interpreting the Florida Takings Clause. For example, in City of St. Petersburg v. Bowen, 675 So. 2d 626 (Fla. 2d Dist. Ct. App. 1996), the court acknowledged the U.S. Supreme Court's analysis in First English Evangelical Lutheran Church v. County of Los Angeles, 482 U.S. 304 (1987) that "[a] taking occurs where regulation denies substantially all economically beneficial or productive use of land." In Vatalaro v. Department of Environmental Regulation, 601 So. 2d 1223, 1228 (Fla. 5th Dist. Ct. App. 1992), this court as well as many other U.S. and Florida courts cite the landmark case, Penn Central Transportation Company v. City of New York, 438 U.S. 104, 124 (1978) in its analysis of the takings jurisprudence. Under Penn Central, once a court determines that the rights constitute "property" for purposes of the Takings Clause, it should then examine whether the state action constitutes a compensatory taking. Courts will generally make an ad hoc factual determination of takings allegations based on an examination of (i) the character of the government action; (ii) the economic impact of the regulation; and (iii) the extent to which the regulation interfered with distinct investment backed expectations.

      Although Florida courts have provided some guidance for determining whether a taking has occurred, this determination rests on a factual inquiry that must be made on case-by-case basis. There is no set formula in Florida for determining whether economic injury caused by state action is compensable taking. Vatalaro v. Department of Environmental Regulation, 601 So. 2d 1223 (Fla. 5th Dist. Ct. App. 1992). Whether a right is private property subject to a taking is a factual situation that must be judicially determined on an individual basis.(9) Sarasota Welfare Home, Inc. v. City of Sarasota, 666 So. 2d 171,173 (Fla. 2d Dist. Ct. App. 1995). The court stated in Gardens Country Club, Inc. v. Palm Beach County, 712 So. 2d 398 (Fla. 4th Dist. Ct. App. 1998) that the factual inquiry as to whether regulation amounted to a taking included analysis of (1) the economic impact of regulation on claimant and (2) the extent to which regulation has interfered with reasonable investment-backed expectations.(10) The United States Supreme Court stated in Eastern Enterprises
v. Apel, 524 U.S. 498 (1998) that "the process for evaluating a regulation's constitutionality involves an examination of the `justice and fairness' of the governmental action. That inquiry, by its nature, does not lend itself to any set formula, ... and the determination ...require[s] that economic injuries caused by public action [must] be compensated by the government, ...[and] is essentially ad hoc and fact intensive."

      In Graham v. Estuary Properties, Inc., 399 So.2d 1374, 1380 (Fla. 1981), the Supreme Court of Florida held that the denial of a permit to destroy 1800 acres of black mangroves, leaving the owner with 2800 acres and reducing by half the number of housing units the owner intended to build, was not a taking, but was instead a valid exercise of police power preventing a public harm. In Graham the Supreme Court of Florida listed factors to be considered in deciding whether a taking has occurred:

      1.    Whether there is a physical invasion of the property;

----------
      (9) See, Pinellas County v. Brown, 450 So. 2d 240, 242 (Fla 2d Dist. Ct. App. 1984).

      (10) See also, Florida Game and Fresh Water Fish Comm'n v. Flotilla, Inc., 636 So. 2d 761 (Fla. 2d Dist. Ct. App. 1994) in which the court stated it must consider: (1) whether there is physical invasion of property; (2) whether regulation precludes all economically reasonable use of property; (3) whether regulation confers public benefit or prevents public harm; (4) whether regulation promotes health, safety, welfare or morals of public; (5) whether regulation is arbitrarily and capriciously applied; and (6) extent to which regulation curtails investment-backed expectations.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 26

      2. The degree to which there is a diminution in value of the property. Or stated another way, whether the regulation precludes all economically reasonable use of the property;

      3. Whether the regulation confers a public benefit or prevents a public harm;

      4. Whether the regulation promotes the health, safety, welfare, or morals of the public;

      5.    Whether the regulation is arbitrarily and capriciously applied; and

      6. The extent to which the regulation curtails investment-backed expectations.(11)

      In order to determine whether a state or governmental action results in a compensable taking under the Florida Takings Clause, therefore, a court must first determine if there is a compensable interest or right in the property for purposes of the Florida Takings Clause. The term "property" includes the entire group of rights inhering in a citizen's ownership. At least one Florida court has referred to the United States Supreme Court's interpretation of the Fifth Amendment's Takings Clause for guidance on this issue. For example, in City of St. Petersburg v. Bowen, 675 So. 2d 626 (Fla. 2d Dist. Ct. App. 1996), the court acknowledges the term "property" as characterized in Penn Central Transportation Co. v. NYC, 438 U.S. 104 (1978) stating that "Penn Central informs that the term `property' is not the physical thing; rather it is the group of rights inherent in the citizen's relationship to the physical thing, such as the right to possess, use, and dispose of one's land."

      Florida cases support that "property" includes leaseholds, easements, and similar rights in land, personal property and intangible and incorporeal rights such as franchises and other contracts with the state or its subdivisions.(12) The Supreme Court of Florida in Dade County v. General Waterworks Corp., 267 So. 2d 633 (Fla. 1972) stated that "property, in a legal sense, consists in the domination which is rightfully and lawfully obtained over a material thing, with the right to its use, enjoyment and disposition." (citing United Contractors, Inc. v. United Construction Corp., 187 So. 2d 695 (Fla. 2d Dist. Ct. App.
1966)). Additionally, the court in Pinellas County v. Brown, 450 So. 2d 240 (Fla. 2d Dist. Ct. App. 1984), acknowledged that the definition of "property" was sufficiently broad to extend to intangible corporeal rights, such as contractual obligations and leasehold interest.

      The court in Golf Club of Plantation, Inc. v. City of Plantation, 717 So.2d 166 (Fla. 4th Dist. Ct. App. 1998) referencing the Supreme Court analysis of the issue of a taking held that a land use regulation is not a taking if (1) it substantially advances a legitimate state interest, and (2) it does not deny an owner economically viable use of his land. The court further delineated the factual criteria to consider when determining whether "taking" through land use regulation has occurred as whether (1) there was a denial of economically viable use of the property; (2) the owner had distinct investment-backed expectations; and (3) it was an interest vested in the owner, as a matter of state property law. Whether or not expectations are considered reasonable will depend on whether the property owner had notice in advance

----------

      (11) Graham, So.2d at 1380.

      (12) Pondella Hall For Hire, Inc. v. Lamar, 866 So. 2d 719 (Fla. 5th Dist. Ct. App. 2004) (stating that it is generally true that leasehold interests are considered property subject to a takings claim).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 27

of his investment decision that the governmental regulations which are alleged to constitute the taking had been or would be enacted. (citing Lucas v. South Carolina Coastal Council, 505 U.S. 1003 (1992)).

      In Vatalaro (citing Penn Central), the court assessed whether the economic impact of the taking rises to the level of serious economic harm and whether the government action interferes with reasonable investment-backed expectations. A reasonable investment-backed expectation must be more than a "mere unilateral expectation or an abstract." Webb's Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 161 (1980).

      The court in O'Connor Development Corporation v. State Department of Transportation, 533 So. 2d 800 (Fla. 1st Dist. Ct. App. 1988) held that government action barring the issuance of a development permit to a private property owner may constitute a taking if the action deprives the developer of a "substantial portion" of the beneficial use of the property. Unless the State can show that the owner had no reasonable expectation of the proposed use when he or she acquired the property, the owner must be compensated for the denial of that use. City of St. Petersburg v. Bowen, 675 So. 2d 626 (Fla. 2d Dist. Ct. App. 1996).

      The Florida Constitution's full compensation guarantee is to ensure that an owner is adequately and fairly compensated. Full compensation means payment for that which the owner was deprived. Meyers v. City of Daytona Beach, 158 Fla. 859, 30 So. 2d 354 (1947). The Florida Supreme Court has consistently held that "the constitutional provision for full compensation requires that the courts determine the value of the property by taking into account all the facts and circumstances that bear a reasonable relationship to the loss occasioned the owner by virtue of the taking." Florida East Coast Ry. Co. v. Martin County, 171 So. 2d 873 (Fla. 1965); Behm v. Division of Administration, Department of Transportation, 383 So. 2d 216 (Fla. 1980).

      The Supreme Court of Florida stated in Joint Ventures, Inc. v. Department of Transportation, 563 So. 2d 622, 624 (Fla. 1990) that "[g]enerally, the state must pay when it confiscates private property for common use ...Second, the state must pay when it regulates private property under its police power in such a manner that the regulation effectively deprives the owner of the economically viable use of that property, thereby unfairly imposing the burden of providing for the public welfare upon the affected owner."

            Therefore, "full compensation" within the meaning of the Florida Constitution simply means that "the taking of property, is determined by reference to the state of affairs that would have existed absent any condemnation proceeding whatever, that is, had the owners retained ownership." Florida Department of Revenue v. Orange County, 620 So. 2d 991 (Fla. 1993).

      Primarily the case law in Florida deals with real property rights. However, the United States Supreme Court has held that property not constituting real property or tangible personal property may nevertheless be entitled to the protections afforded by the Takings Clause. Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003-04 (1984).(13) An independent source, however, such as state law or existing rules, and not the United States Constitution, must create the protected property right. In Ruckelshaus, the Court

----------
      (13) Bd. of Regents v. Roth, 408 U.S. 564, 577 (1972).

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 28

determined that trade secrets, which are cognizable under state law, constitute property rights for purposes of the Takings Clause because a trade secret can be assigned, form the res of a trust, and pass to a trustee in bankruptcy. Ruckelshaus, 467 U.S. at 1003. Additionally, in Duquesne Light Co. v. Barasch, 488 U.S. 299, 308 (1989), the Supreme Court recognized that a utility's right to a fair return on investment is a property right for purposes of the Takings Clause. A Florida court would likely undertake a similar analysis of, and reach a similar conclusion regarding, the rights under the Storm-Recovery Act in determining whether they constitute "property" for purposes of the Florida Constitution.

      In United States Trust Co. of N.Y. v. N.J., 431 U.S. 1 (1977), the Supreme Court recognized that "contract rights are a form of property and as such may be taken for a public purpose provided that just compensation is paid."(14) The Supreme Court stated that states are free to exercise their power of eminent domain to abrogate constitutional rights upon payment of just compensation.(15) However, at least one court has noted that the government's interference with contractual rights does not necessarily constitute a taking of property if the contract deals with a subject matter within the control of Congress. See Greenbriar v. U. S., 193 F.3d 1348, 1356 (Fed. Cir. 1999).

      A court's response to a Takings Clause challenge will be affected by the nature of the Impairment action which could include, but is not limited to legislation that: (i) repeals or alters the State Pledge; (ii) prevents the imposition of the Charges, (iii) revises the regulatory basis for establishing utility rates in such a way that adversely impacts the collection of the Charges; (iv) diverts the Rights from payment of the Bonds to other public purposes; or (v) adversely affects the assets that generated the Charges.

      Section 366.8260(5)(a) provides that storm-recovery property "shall constitute an existing, present property right or interest therein, notwithstanding that the imposition and collection of storm-recovery charges depends on the electric utility to which the order is issued performing its servicing functions relating to the collection of storm-recovery charges and on future electricity consumption." Even though the statute characterizes the storm-recovery property as a present property right, in order to determine that State action will constitute a compensable taking, a court must determine that the Rights, and the pledge of the Rights to payment of the Bonds provided for under the Storm-Recovery Act, in the Financing Order and in the Indenture are property of the type protected by the Florida Takings Clause.

      Although we could find no cases directly addressing these issues, the Bondholders would have a strong argument based on the United States Supreme Court's decision in U.S. Trust Co. v. New Jersey, 431 U.S. 1 (1977), that the Bondholders' rights are "property" warranting the protections afforded by the Federal Takings Clause. In U.S. Trust Co, a legislative covenant, similar to a State Pledge, was made to Port Authority bondholders by the New Jersey legislature, pledging that the revenues supporting the subject Port Authority bonds would not be diverted for unauthorized purposes. The New Jersey Legislature later repealed the covenant, and the United States Supreme Court found the repeal to impair the contract rights of the bondholders. In dicta, the Supreme Court indicated that "[c]ontract rights are a form of property" that, if taken, would require the payment of just compensation.

----------
      (14) United States Trust Co. of N.Y. v. N.J., 431 U.S. 1 (1977).

      (15) Id.

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 29

      It is well established under Florida and Federal law that investment backed expectations can be property for the purposes of the takings analysis. Therefore, although many factors will have an impact on the market price of the Bonds, arguably, the maintenance of the market price of the Bonds could be a reasonable investment-backed expectation. Legislative Action that prevents the Bonds from being paid, therefore, would likely support a takings claim. Such Legislative Action would clearly interfere with Bondholders' reasonable investment-backed expectations, since timely payment of the Bonds is the primary expectation of the Bondholders. Additionally, the State Pledge itself may form the basis for reasonable investment-backed expectations. The United States Supreme Court has held that a government guarantee of confidentiality could form the basis for such an expectation. See Ruckelshaus, 467 U.S. at 1011. The Bondholders would likely argue that they would not have invested in the Bonds in the absence of the State's undertaking contained in the State Pledge and, therefore, that the State Pledge created reasonable investment-backed expectations. It is reasonable and logical that Bondholders who have invested their funds in the Bonds expect that the Bonds will be paid and that, based on the State Pledge, the State will not impair the State Pledge so as to endanger or imperil their investment.

      A court would reasonably conclude, therefore, that Legislative Action constitutes a compensable taking under the Florida Takings Clause if it determines that the Legislative Action: (i) is an intentional action by the Legislature or the Commission, (ii) effects a regulatory taking of the Rights, and (iii) is for public use. Specifically, a Florida court would reasonably conclude that the repeal or amendment of the Storm-Recovery Act or taking of any other action in contravention of the State Pledge would constitute a permanent appropriation of a substantial property interest of the Bondholders requiring full compensation. To determine whether a compensable taking had occurred, the court would consider applying principles developed in the land use context to an analysis of the rights of the Bondholders. Those principles would require an analysis of whether the State action denied the Bondholders all economically beneficial or productive use of the rights, such as, preventing the use of the Rights to pay the Bonds.

      Based upon the foregoing analysis, and subject to the qualifications and limitations set forth herein, in our opinion, under the Florida Takings Clause, a reviewing court would hold that the State would be required to pay just compensation to Bondholders if the State's repeal or amendment of the Storm-Recovery Act or taking of any other action in contravention of the State Pledge (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Storm-Recovery Property or denied all economically productive use of the Storm-Recovery Property; (b) destroyed the Storm-Recovery Property; or (c) substantially reduced, altered or impaired the value of the Storm-Recovery Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds.

      In determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. Moreover, there can be no assurance that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

* * *

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 30

      All of the opinions set forth above are limited to the specific issues addressed, are given as of the date hereof, are limited in all respects to laws and facts existing on the date of this letter, and are based on the reasonable exercise of legal judgment. Due to the absence of controlling judicial precedent, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. These opinions are specifically limited to the laws of the State of Florida. We note that there are no reported controlling judicial precedents of which we are aware directly on point and that judicial analysis of issues relating to the Florida Contract Clause and the Florida Takings Clause has typically proceeded on a case-by-case basis and that the court's determination, in most instances, is usually strongly influenced by the facts and circumstances of the particular case. Moreover, the authorities we have examined contain certain cases and authorities that are arguably inconsistent with our conclusions expressed herein. These cases and authorities are, in our opinion, distinguishable in the context of the application of the Florida Contract Clause and the Florida Takings Clause. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

      None of the foregoing opinions is intended to be a guaranty as to what a particular court would actually hold; rather, each opinion is only an expression of our belief as to the decision a court of competent jurisdiction ought to reach if the issues were properly prepared and presented to it and the court follows what we believe to be the applicable legal principles under existing judicial precedent. There can be no assurance that a repeal of or amendment to the Storm-Recovery Act will not be sought or adopted or that any action by the State of Florida, the voters of the State of Florida or the Commission may not occur, any of which might constitute a violation of the State Pledge. We cannot predict the facts and circumstances that will be present in the future and may be relevant. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions we believe current judicial precedent supports. Furthermore, the outcome of any litigation cannot be predicted with any degree of certainty.

      In the event of any Florida legislation, voter initiative or act of the Commission that adversely impacts the rights of the Bondholders, costly and time-consuming litigation might ensue, adversely affecting, at least temporarily, the price and liquidity of the Bonds. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court asked to apply them.

      It is understood that the Rights may be subject to bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors' rights generally heretofore or hereafter enacted to the extent applicable and that their enforcement may also be subject to the exercise of judicial discretion in appropriate cases.

      This opinion is given solely for your benefit in connection with the issuance of the Bonds and may not be furnished to or relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Securities and Exchange Commission.


                                                              Very truly yours,

To Each of the Persons Listed on                SQUIRE, SANDERS & DEMPSEY L.L.P.
__________________________, 2007
Page 31



                                                SQUIRE, SANDERS & DEMPSEY L.L.P.
JEM/JIM/CAG/RDJ

                                   SCHEDULE A

                                   ADDRESSEES


Florida Power & Light Company
700 Universe Boulevard
Juno Beach, Florida 33408

FPL Recovery Funding LLC
700 Universe Boulevard
Juno Beach, Florida 33408

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Standard & Poor's Rating Services,
   a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10041

Fitch Ratings
One State Street Plaza
New York, New York  10004

                                   SCHEDULE B

                              TRANSACTION DOCUMENTS


1. Indenture, dated as of ____________, 2007 (the "Indenture"), between the FPL Recovery Funding LLC, a Delaware limited liability company (the "Issuer") and [____________], as Trustee (the "Trustee"), providing for the issuance and sale on the date hereof by the Issuer of $652,000,000 aggregate principal amount of the Issuer's Storm-Recovery Bonds, Series A (the "Bonds").

2. Storm-Recovery Property Sale Agreement, dated as of ____________, 2007 (the "Sale Agreement"), between Florida Power & Light Company, a Florida corporation ("FPL") and the Issuer.

3. Bill of Sale, dated as of ____________, 2007 (the "Bill of Sale"), from FPL in favor of the Issuer;

4. Issuance Advice Letter, dated ____________, 2007 (the "Issuance Advice Letter"), from FPL to the Commission; and

5. UCC-1 Financing Statement, naming FPL, as assignor, and the Issuer, as assignee, [to be] filed in the Florida Secured Transactions Registry [on ____________, 2007, as File No. __________________] (the "FPL Series A
      Storm-Recovery Property Notice (Transfer)");

6. UCC-1 Financing Statement, naming FPL, as grantor, and the Trustee, as financing party, to be filed in the Florida Secured Transactions Registry (the "FPL Series A Storm-Recovery Property Notice (Security Interest - Trustee");

7. UCC-1 Financing Statement, naming FPL, as grantor, and the Issuer, as financing party, to be filed in the Florida Secured Transactions Registry (the "FPL Series A Storm-Recovery Property Notice (Security Interest - Issuer"); and

8. UCC-1 Financing Statement, naming the Issuer, as grantor, and the Issuer, as financing party, [to be] filed in the Florida Secured Transactions Registry [on ____________, 2007, as File No. __________________] (the "Issuer Series A Storm-Recovery Property Notice").